UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Discovery Labs, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Revisions to the Proxy Statement dated December 15, 2015 of
Discovery Laboratories, Inc. (the “Company”) for the
Special Meeting of Stockholders to be held January 21, 2016

It recently has come to our attention that certain information appearing in the table on page 5 of the Proxy Statement filed on December 15, 2015 was incorrect.  The table includes examples of approximate information, as of November 30, 2015, relating to the impact of Proposals 1 and 2 on our Common Stock based on certain of the Exchange Ratios available for selection by our Board, without giving effect to any adjustment for fractional shares of Common Stock.

In the print version only, the first column of the table was formatted incorrectly, causing the exchange ratios to not be visible.  In addition, in both the print and filed versions of the Proxy Statement, five of the six values appearing in the column entitled “Number of Shares of Common Stock Authorized and Available for Issuance” were incorrect.  The following table is a corrected version of the table appearing on page 5 of the Proxy Statement, with the correct numbers inserted and the errors marked:

Status	Number of Shares of Common Stock Authorized (1)	Number of Shares of Common Stock Issued and Outstanding(2)	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized and Available for Issuance
Pre-Reverse Split	250,000,000	112,064,773	134,779,758	3,155,469
Post-Reverse Split 1:10	50,000,000	11,206,477	13,477,976	25,315,547 ~~315,547~~
Post-Reverse Split 1:12	42,000,000	9,338,731	11,231,647	21,429,622 ~~262,956~~
Post-Reverse Split 1:15	34,000,000	7,470,985	8,985,317	17,543,698 ~~210,365~~
Post-Reverse Split 1:18	28,000,000	6,225,821	7,487,764	14,286,415 ~~175,304~~
Post Reverse Split 1:20	25,000,000	5,603,239	6,738,988	12,657,773 ~~157,773~~

(1)         Reflects the reduction in authorized shares under Proposal 2, rounded up to the nearest whole million.

(2)         As of November 30, 2015 and does not take into account the cancellation of any fractional shares, with respect to which holders would be entitled to a cash payment.  See, “Treatment of Fractional Shares.”